SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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☒ Definitive Proxy Statement
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THOMASVILLE BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THOMASVILLE BANCSHARES, INC.
301 North Broad Street
Thomasville, Georgia 31792

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2003

     The Annual Meeting of Shareholders of Thomasville Bancshares, Inc. (the “Company”) will be held on Tuesday, May 20, 2003 at 5:00 p.m., at the principal offices of the Company, 301 North Broad Street, Thomasville, Georgia, for the following purposes:

(1)	to elect four Class II directors, each to serve for a term of three years and until his or her successor is elected and qualified;

(2)	to ratify the appointment of Francis & Co., CPAs as auditors for the Company for 2003; and

(3)	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only shareholders of record at the close of business on April 9, 2003 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

     A proxy statement and a proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the proxy promptly. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ Stephen H. Cheney

Stephen H. Cheney Chairman and Chief Executive Officer

Thomasville, Georgia April 22, 2003

Please complete and return the enclosed proxy promptly so that your vote may be recorded at the meeting if you do not attend personally.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
AGENDA ITEM ONE ELECTION OF DIRECTORS
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
AGENDA ITEM TWO RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-KSB
SHAREHOLDER PROPOSALS
OTHER MATTERS
FINANCIAL APPENDIX

THOMASVILLE BANCSHARES, INC.
301 North Broad Street
Thomasville, Georgia 31792

ANNUAL MEETING OF SHAREHOLDERS
May 20, 2003

__________________________

PROXY STATEMENT
__________________________

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Thomasville Bancshares, Inc. (the “Company”) for the Annual Meeting of Shareholders to be held on Tuesday, May 20, 2003, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this proxy statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about April 29, 2003. The address of the principal executive offices of the Company is 301 North Broad Street, Thomasville, Georgia 31792.

     Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted in accordance with the shareholder’s directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named herein and for the ratification of Francis & Co. as independent auditors. Abstentions and broker non-votes will not be counted as votes either in favor of or against the matter with respect to which the abstention or broker non-vote relates.

     The record of shareholders entitled to vote at the Annual Meeting was taken on April 9, 2003. On that date, the Company had outstanding and entitled to vote 1,443,558 shares of common stock, with each share entitled to one vote.

AGENDA ITEM ONE
ELECTION OF DIRECTORS

     The Company’s Articles of Incorporation provide for a classified Board of Directors, whereby approximately one-third of the Company’s directors are elected each year at the Company’s Annual Meeting of Shareholders, to serve a three-year term. Each Class II director is presently standing for election to the Board of Directors and, if elected, will serve for a term of three years and until his or her successor is elected and qualified.

     In the event that any nominee withdraws or for any reason is not able to serve as director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than four nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the common stock is required for the election of the four nominees standing for election. Each of the nominees for Class II director has been a director of the Company since March 1995, with the exception of Diane Parker, who has served as a director since May 1999. The Board of Directors recommends the election of the four nominees listed below. Management of the Company has no reason to believe that any nominee will not serve if elected.

     The following persons have been nominated by management for election to the Board of Directors as Class II directors:

     Charles E. Hancock, M.D., age 43, is an Orthopedic Surgeon in private practice in Thomasville, Georgia at the Thomasville Orthopedic Center where he has practiced since 1991. Dr. Hancock is affiliated with the Archbold Medical Center. He is also Chairman of Affiliated Physicians, LLC a physicians practice management company based in Thomasville.

     Charles H. Hodges, III, age 38, has served as Executive Vice President of the Company since its inception in January 1995. Mr. Hodges serves as board member of several key organizations, including United Way, Downtown Development Authority and the Thomas County Historical Society. Mr. Hodges is also former Chairman of the Thomasville/Thomas County Chamber of Commerce, President-Elect of the Thomasville Music & Drama Troupe, and Vice President of the Thomasville High School Touchdown Club.

     Harold L. Jackson, age 54, is the President and General Manager of Petroleum Products, Inc., a distributor of fuel and oil products to retail, industrial and agricultural customers throughout South Georgia. Mr. Jackson is also CEO of Jack Rabbit Foods, Inc. He currently serves as Chairman of the Board of Directors of the South Georgia Fellowship of Christian Athletes, and Director of the Georgia Oilman’s Association. He is also a member and past President of the Thomasville Shriners Club, a member of the Masonic Lodge and a member of the Hasan Temple.

     Diane W. Parker, age 62, is the owner of The Gift Shop, Ltd. She joined the Board of Directors of Thomasville National Bank in September 1997 and was elected to the Company’s Board of Directors in May 1999. She is also Vice President of Williams & Parker, LLC and The Williams Family Foundation of Georgia. She is a past Vice Chairman of the Thomasville Antiques Show.

     The Board of Directors of the Company recommends that the Company’s shareholders vote “FOR” the election of the nominees listed above.

     Each of the following persons is a member of the Board of Directors who is not standing for election to the Board this year and whose term will continue after the 2003 Annual Meeting of Shareholders.

     Charles A. Balfour, age 39, has served as President of Balfour Timber Company, Inc. since 1994. Mr. Balfour is also President of Balfour Pole Co., LLC, a manufacturer of utility poles and pilings. He currently serves on the Board of the Georgia Forestry Association. From 1992 to January 1995, he served on the Advisory Board of Directors of Trust Company Bank of South Georgia, N.A.

     Stephen H. Cheney, age 45, has served as President of the Company since its inception in March 1995. In addition to his profession, Mr. Cheney is currently President of Thomasville Team 2000. He is also past President of the Thomasville YMCA, past member of the Thomasville Payroll Development Authority, past Chairman of the Thomasville/Thomas County Chamber of Commerce and former Vice Chairman of the Thomasville Housing Authority.

     David A. Cone, age 38, has served as the President of Cone Machinery, Inc., a manufacturer of sawmill equipment, since 1993. He joined the Board of Directors of Thomasville National Bank in May 1996 and was elected to the Company’s Board of Directors in May 1999. He currently serves as President of the Thomasville YMCA. He is also a member of the Thomasville Kiwanis Club.

     David O. Lewis, age 71, joined the Board of Directors of Thomasville National Bank in September 1997 and was elected to the Company’s Board of Directors in May 1999. Mr. Lewis is a retired Senior Buyer for General Electric. He is past President of the Minority Business and Professional Association. He currently serves on the Board of Trustees of Thomas College and is also a member of the Board of Directors of the Heritage Foundation. Mr. Lewis is a member of the Thomasville City Council and is the President of the Thomasville Boys and Girls Club.

     Charles W. McKinnon, Jr., age 68, is a broker with First Thomasville Realty, Ltd., one of the largest real estate companies in Southwest Georgia. He has been actively involved in selling and developing shopping centers, food stores, office buildings and warehouses. His civic and professional leadership roles, past and present, include City Commissioner, an advisory director of NationsBank (now Bank of America), director of Industrial Development for City of Thomasville, director of Thomasville/Thomas County Chamber of Commerce, member of Georgia Development Council, lifetime membership in Thomasville Area Board’s Million Dollar Club, Real Estate Leaders of America, International Council of Shopping Centers, and National Association of Realtors.

     Randall L. Moore, age 43, is President and Co-Owner of Moore & Porter Produce of Thomasville, Inc., a wholesaler of a full line of vegetables. He joined the Board of Directors of Thomasville National Bank in May 1996 and was elected to the Company’s Board of Directors in May 1999. He currently serves on the Board of Directors of Glen Arven Country Club.

     Cochran A. Scott, Jr., age 47, has served as President of Scott Hotels, Inc., a hotel management and development company, since 1996. Mr. Scott is a former member of the Advisory Board of Directors of Trust Company Bank of South Georgia. Mr. Scott has served on the board of Thomasville Bancshares, Inc. since 1995.

     Richard L. Singletary, Jr., age 43, is the President of several real estate development companies with interests in single-family homes and apartment communities. He has been involved in real estate development since 1990 and his previous work experience includes four years of banking with the First National Bank of Atlanta. Mr. Singletary has served on the Thomasville City Council for 13 years and is the Mayor of the City. In addition to serving on the board of Thomasville Bancshares, Inc., Mr. Singletary serves on board of the following: TNB Financial Services Inc. and Joseph Parker and Company, Inc. (each of which is a subsidiary of the Company), Thomasville/Thomas County Chamber of Commerce, Thomasville Landmarks, Inc., and John D. Archbold Memorial Hospital.

     There are no family relationships between any director or executive officer of the Company and any other director or executive officer of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding common stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the common stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with, except that Randall Moore inadvertently failed to timely file one Form 4 reporting his sale of an aggregate of 400 shares of common stock.

MEETINGS OF THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held twelve meetings during 2002. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors of the Company and any committees of the Board in which such director served, with the exception of Mr. Balfour and Ms. Parker, who attended an aggregate of 67% and 58%, respectively.

     The Board of Directors of the Company has one committee, the Audit Committee, which is currently composed of Messrs. Balfour, Hancock, Lewis, Scott and Singletary. The Audit Committee reviews and makes recommendations to the Board of Directors on the Company’s audit procedures and independent auditors’ report to management and recommends to the Board of Directors the appointment of independent auditors for the Company. Each of the members of the Audit Committee is “independent” as defined in the New York Stock Exchange listing standards. The Board of Directors has not adopted an Audit Committee Charter. The Audit Committee met three times during 2002.

     The Board of Directors of the Company does not have a Compensation Committee, as each of the officers of the Company is compensated solely by the Bank. The Board of Directors of the Bank does have a Compensation Committee, which is presently composed of Messrs. Cheney, Cone, Hancock, Hodges, McKinnon and Singletary. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors of the Bank with respect to compensation of officers of the Company and the Bank. The Compensation Committee of the Board of Directors of the Bank met one time during 2002.

     The Company does not have a Directors Nominating Committee, that function being reserved to the entire Board of Directors.

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements of the Company for the year ended December 31, 2002. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2002 be included in the Company’s Annual Report on Form 10-KSB for filing with the SEC.

Respectfully submitted,

The Audit Committee

Charles A. Balfour Charles E. Hancock, M.D. David O. Lewis Cochran A. Scott, Jr. Richard L. Singletary, Jr.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 9, 2003 with respect to ownership of the outstanding common stock of the Company by (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of the common stock of the Company, (ii) each director of the Company, and (iii) all executive officers and directors of the Company, as a group.

			Percent of
	Amount and Nature of		Outstanding
Name of Beneficial Owner	Beneficial Ownership(1)		Shares(2)

Charles A. Balfour	22,120	(3)	1.5%
Stephen H. Cheney	75,779	(4)	5.2%
David A. Cone	6,355	(5)	*
Charles E. Hancock, M.D.	29,575	(6)	2.1%
Charles H. Hodges, III	47,210	(7)	3.2%
Harold L. Jackson	14,295	(8)	1.0%
David O. Lewis	2,080	(9)	*
Charles W. McKinnon, Jr.	26,715	(10)	1.8%
Randall L. Moore	31,440	(11)	2.2%
Diane W. Parker	22,950	(12)	1.6%
Cochran A. Scott, Jr.	36,810	(13)	2.5%
Richard L. Singletary, Jr.	72,425	(14)	5.0%
All executive officers and directors as a group (12 persons)	387,754	(15)	26.2%

*	Less than 1%.

(1)	Except as otherwise indicated, each person named in this table possesses sole voting and investment power with respect to the shares beneficially owned by such person. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	The percentages are based upon 1,443,558 shares outstanding, except for certain parties who hold presently exercisable options to purchase shares. The percentages for those parties who hold presently exercisable options are based upon the sum of 1,443,558 shares plus the number of shares subject to presently exercisable options held by them, as indicated in the following notes.

(3)	Includes 5,000 shares held by Mr. Balfour as custodian for his children and 1,120 shares earned pursuant to the directors’ deferred compensation plan.

(4)	Includes 722 shares held in Mr. Cheney’s wife’s individual retirement account, 30,000 shares held in Mr. Cheney’s father’s individual retirement account for the benefit of Mr. Cheney, 3,160 shares earned pursuant to the directors’ deferred compensation plan, and 2,593 shares earned pursuant to the bonus plan for executive officers. Mr. Cheney’s address is 301 N. Broad Street, Thomasville, Georgia 31792.

(5)	Includes 1,355 shares earned pursuant to the directors’ deferred compensation plan.

(6)	Includes 1,610 shares earned pursuant to the directors’ deferred compensation plan.

(7)	Includes 15,000 shares subject to presently exercisable stock options, 1,534 shares held by Mr. Hodges as custodian for his children, 2,810 shares earned pursuant to the directors’ deferred compensation plan, and 1,878 shares earned pursuant to the bonus plan for executive officers.

(8)	Includes 1,295 shares earned pursuant to the directors’ deferred compensation plan.

(9)	Includes 1,380 shares earned pursuant to the directors’ deferred compensation plan.

(10)	Includes 12,200 shares held in Mr. McKinnon’s individual retirement account and 2,930 shares earned pursuant to the directors’ deferred compensation plan.

(11)	Includes 1,440 shares earned pursuant to the directors’ deferred compensation plan.

(12)	Shares are held in trust in the name of Central Memphis Company, c/o First Tennessee Bank Trust Division. Includes 1,050 shares earned pursuant to the directors’ deferred compensation plan.

(13)	Includes 24,000 shares held by Mr. Scott as custodian for his children and 1,760 shares earned pursuant to the directors’ deferred compensation plan.

(14)	Includes 5,246 shares held in Mr. Singletary’s individual retirement account, 10,000 shares owned by Mr. Singletary’s wife and 4,489 shares held in Mr. Singletary’s wife’s individual retirement account and includes 3,160 shares earned pursuant to the directors’ deferred compensation plan. Mr. Singletary’s address is 102 Chukkars Drive, Thomasville, Georgia 31792.

(15)	Includes 15,000 shares subject to presently exercisable options and 23,070 shares earned pursuant to the directors’ deferred compensation plan.

EXECUTIVE COMPENSATION

     The following table provides certain summary information for the fiscal years ended December 31, 2002, 2001 and 2000 concerning compensation paid or accrued by the Company to or on behalf of each of the Company’s executive officers.

Summary Compensation Table

	Annual
	Compensation			Long Term Compensation

				Restricted
				Stock
				Awards
Name and
Principal						All Other
Position	Year	Salary	Bonus	Shares	Value	Compensation(2)

Stephen H. Cheney President and	2002	135,000	40,500	640	9,600	4,260
Chief Executive	2001	124,000	24,800	1,145	21,325	3,728
Officer	2000	114,000	22,800	1,130	19,210	3,486

Charles H. Hodges, III	2002	110,000	33,000	620	9,300	3,764
Executive Vice	2001	103,000	20,600	985	18,290	3,375
President	2000	96,000	19,200	775	13,175	3,126

(1)	Represents earned but unissued shares of restricted stock granted pursuant to the directors’ deferred compensation plan and as part of the bonus plan for executive officers. See “ — Compensation of Directors.”

(2)	Represents matching contributions under the Company’s 401(k) plan.

Compensation of Directors

     In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the “Directors’ Plan”) for the Company’s directors providing for grants of restricted stock to directors as compensation for each Board meeting and Committee meeting attended. The Directors’ Plan provides that each director is deemed to have earned shares of restricted stock in the amount of 20 shares of the Company’s common stock for each Bank and each Company Committee meeting attended and 30 shares for each Bank and each Company Board of Directors meeting attended. The shares of restricted stock earned pursuant to the terms of the Directors’ Plan do not vest and will not be issued until the earlier to occur of either (i) the retirement, resignation or removal of the director from the Company’s Board of Directors or (ii) a change in control of the Company. During 2002, an aggregate of 5,850 shares of restricted stock were earned under the Directors’ Plan.

Employment Agreements

     On January 1, 2001, the Company and the Bank entered into a four-year employment agreement with Stephen H. Cheney, pursuant to which Mr. Cheney is paid a minimum annual salary of $124,000, which may be increased at the discretion of the Board of Directors of the Bank based on the performance of the Bank as determined by a formula as set forth in Mr. Cheney’s employment agreement.

     Mr. Cheney’s employment agreement further provides that Mr. Cheney shall receive the use of an automobile and such other benefits as the Company generally makes available to its senior executives.

     Mr. Cheney’s employment agreement also contains a non-compete and non-solicitation provision which provides that through the actual date of termination of the employment agreement and for a period of five years thereafter, Mr. Cheney shall not, without the prior written consent of the Company, be employed in the banking business in any capacity within Thomas County, Georgia. Mr. Cheney has also agreed that during such period, he will not, without the prior written consent of the Bank, employ or attempt to employ any employees of the Bank or cause an employee of the Bank to work elsewhere.

     The employment agreement provides that the Company may terminate Mr. Cheney’s employment agreement for any reason upon majority vote of the Board of Directors of the Company and the Bank.

     On January 1, 2001, the Company and the Bank also entered into a four-year employment agreement with Charles H. Hodges, III, containing identical provisions to the employment agreement entered into with Mr. Cheney, except that Mr. Hodges receives a minimum annual salary of $103,000.

Stock Options

     No stock options were granted to either of the Company’s executive officers during 2002. The following table presents information regarding the exercise of options during 2002 and the value of unexercised options held at December 31, 2002 by the Company’s executive officers.

Value of
			Number of	Unexercised
			Unexercised Options	In-the-Money Options
			at Fiscal Year End	at Fiscal Year End
	Shares Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise	Realized	Unexercisable	Unexercisable(1)

Stephen H. Cheney	30,000	$405,000	0/0	$0/$0
Charles H. Hodges, III	—	—	15,000/0	$202,500/$0

(1)	Dollar values calculated by determining the difference between the estimated fair market value of the Company’s common stock at December 31, 2002 and the exercise price of such options. The fair market value was determined by reference to the most recent closing price of the common stock on the over-the-counter pink sheets at December 31, 2002 ($18.50 per share).

Equity Compensation Plan Information

     In January 2002, the Securities and Exchange Commission adopted new rules requiring certain specific disclosure relating to equity compensation plans. The purpose of the new rules is to summarize the potential dilution that could occur from past and future equity grants under all equity compensation plans. The Company maintains two equity compensation plans: (i) the Company’s directors’ compensation plan (the “Directors’ Plan), under which members of the Company’s board of directors receive shares of common stock as consideration for attending board and committee meetings, and (ii) the Company’s bonus plan for executive officers (the “Bonus Plan”), under which the Company’s executive officers are eligible to receive bonuses in the form of shares of the Company’s common stock. For additional information regarding the Directors’ Plan, see “Compensation of Directors.” The Company has also granted a number of options to executive officers and employees, which are not governed by a plan. The following table sets forth, as of December 31, 2002, the number of shares to be issued upon the exercise of outstanding options (column (a)) and the weighted average exercise price of those options (column (b)), and the number of securities reserved for issuance under the Directors’ Plan (column (c)). There is no set number of shares reserved for issuance under the Bonus Plan. Neither the Directors’ Plan, the Bonus Plan, nor the individual option grants have been approved by the Company’s shareholders.

	Number of		Number of securities
	securities to be		remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity compensation
	outstanding	outstanding	(excluding plans
	options, warrants	options, warrants	securities reflected
	and rights	and rights	in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	24,600	$9.57	11,778

Total	24,600	$9.57	11,778

CERTAIN TRANSACTIONS

     The Bank extends loans from time to time to certain of the Company’s directors, their associates and members of the immediate families of the directors and executive officers of the Company. These loans are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with the Company or the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

AGENDA ITEM TWO
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has approved the selection of Francis & Co., CPAs as independent public accountants to audit the financial statements of the Company and its subsidiaries for the current year, to report on the consolidated balance sheets and related statements of income, changes in shareholders’ equity and cash flows of the Company and its subsidiary and to perform such other appropriate accounting services as may be required by the Company.

     Representatives of Francis & Co. are expected to be present at the shareholders’ meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     Audit Fees. The aggregate fees billed by Francis & Co. for professional services rendered for the audit of the Company’s annual financial statements for the year ending December 31, 2002 and the review of the financial statements included in the Company’s Forms 10-QSB for that year were $ 55,700.

     Financial Information Systems Design and Implementation Fees. During 2002, Francis & Co. did not perform any services with regard to financial information systems design and implementation.

     All Other Fees. The aggregate fees for non-audit services provided by Francis & Co. during 2002 were $ 36,176.

     Should shareholders vote not to approve Francis & Co., the Board of Directors will consider a change in auditors for the next year.

     The Board of Directors recommends that the shareholders vote “FOR” the ratification of Francis & Co. as auditors for the Company and its subsidiary for the fiscal year 2003.

ANNUAL REPORT TO SHAREHOLDERS AND REPORT ON FORM 10-KSB

     Additional information concerning the Company, including financial statements of the Company, is provided in the Financial Appendix to this proxy statement and in the Company’s 2002 Annual Report to Shareholders that accompanies this proxy statement. The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, is available to shareholders who make a written request therefor to Ms. Hollie Lloyd, Senior

Operations Officer, at the offices of the Company, 301 North Broad Street, Thomasville, Georgia 31792. Copies of exhibits filed with that report or referenced therein will be furnished to shareholders of record upon request and payment of the Company’s expenses in furnishing such documents.

SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2004 Annual Meeting of Shareholders is December 24, 2003. Additionally, the Company must receive notice of any shareholder proposal to be submitted at the 2004 Annual Meeting of Shareholders (but not required to be included in the Company’s proxy statement) by March 8, 2004, or such proposal will be considered untimely and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the 2003 Annual Meeting. However, if other matters should come before the Annual Meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of the Company.

By Order of The Board of Directors,

/s/ Stephen H. Cheney

Stephen H. Cheney Chairman and Chief Executive Officer

Thomasville, Georgia April 22, 2003

FINANCIAL APPENDIX

Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements, related notes and statistical information included elsewhere herein.

Results of Operations

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     For the year ended December 31, 2002, total assets grew by $32.1 million to $185.4 million. More specifically, cash and cash equivalents grew by $7.0 million to $13.5 million; securities grew by $.5 million to $7.7 million; loans expanded by $20.6 million to $154.9 million; and all remaining assets grew by $4.0 million to $9.3 million.

     To fund the growth in assets, the Company was able to increase deposits by $21.2 million to $153.9 million; borrowings grew by $9.1 million to $15.1 million; and the equity accounts expanded by $1.8 million to $15.7 million.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     For the year ended December 31, 2001, total assets grew by $12,160,712, from $141,107,664 at December 31, 2000 to $153,268,376 at December 31, 2001. The growth in loans, the Company’s primary source of income, outpaced the growth in assets, 24.4% to 8.6%. Despite the decline in economic activities during calendar year 2001, the Company was able to increase its loans and reduce net charge-offs, from $254,650 for calendar year 2000 to $215,288 for calendar year 2001.

     To fund the growth in loans, the Company was able to increase its deposit base by $6,819,262 and borrowings from the Federal Home Loan Bank by $4,000,000. The growth in loans enabled the Company to increase its net interest income from $5,203,226 in 2000 to $5,331,206 in 2001, despite the severe declines in interest rates experienced in 2001. The Company’s net operating expense increased 6.3% during 2001 as compared to 2000, from $2,242,979 to $2,383,759.

Net Interest Income

     The Company’s results of operations are determined by its ability to effectively manage interest income and expense, minimize loan and investment losses, generate non-interest income, and control non-interest expense. Since interest rates are determined by market forces and economic conditions beyond the control of the Company, the ability to generate net interest income is dependent upon the Company’s ability to maintain an adequate spread between the rate earned on earning assets and the rate paid on interest-bearing liabilities, such as deposits and borrowings. Thus, net interest income is the key performance measure of income.

     Presented below are various components of assets and liabilities, interest income and expense as well as their yield/cost for the period indicated.

	Year Ended			Year Ended
	December 31, 2002			December 31, 2001

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost

		(Dollars in thousands)
Federal funds sold	$4,443	$78	1.76%	$5,133	$191	3.71%
Securities	7,636	403	5.28%	9,076	588	6.48%
Loans, net	146,018	9,628	6.59%	119,552	9,760	8.16%

Total earning assets	$158,097	$10,109	6.39%	$133,761	$10,539	7.88%

Interest bearing deposits	$125,607	$3,724	2.96%	$111,729	$5,070	4.53%
Other borrowings	12,230	522	4.27%	2,923	138	4.73%

Total interest-bearing liabilities	$137,837	$4,246	3.08%	$114,652	$5,208	4.54%

Net yield on earning assets			3.71%			3.99%

     Net yield on interest-earning assets for the years ended December 31, 2002 and 2001 was 3.71% and 3.99%, respectively. The decline in the net yield on interest earning assets is attributed to the Federal Reserve Board’s aggressive rate reductions during years 2001 and 2002. In addition, a generally weak economy resulted in limited demand for funds. In response to the Federal Reserve Board’s actions, and to stay competitive in the local banking market, the Bank matched the Federal Reserve Board’s rate reductions in a timely manner. The Bank, however, was unable to reduce its cost of funds deeply and quickly enough to keep its interest rate margin constant. For the year ended December 31, 2002, the yield on earning assets declined 149 basis points to 6.39% while the cost of funds declined 146 basis points to 3.08%.

Non-Interest Income

     Non-interest income for the years ended December 31, 2002 and 2001 amounted to $1,365,950 and $810,327, respectively. As a percentage of average assets, non-interest income increased from .57% in 2001 to .80% in 2002. The increase in non-interest income is primarily due to the introduction of money management fees through a new subsidiary, JPC.

     The following table summarizes the major components of non-interest income for the years ended December 31, 2002 and 2001. ($ in 000’s)

	Year ended December 31,

	2002	2001

Service fees on deposit accounts	$497	$—
Miscellaneous, other	541	547
Miscellaneous, other	328	263

Total non-interest income	$1,366	$810

Non-Interest Expense

     Non-interest expense increased from $3,194,086 in 2001 to $4,388,752 in 2002. As a percentage of total average assets, non-interest expenses increased from 2.23% in 2001 to 2.57% in 2002. The above increase is primarily due to expenses associated with the purchase of JPC.

     The following table summarizes the major components of non-interest expense for the years ended December 31, 2002 and 2001. ($ in 000’s)

	December 31,	December 31,
	2002	2001

Salaries and benefits	$2,261	$1,711
Data processing, ATM	201	158
Advertising and public relations	204	137
Depreciation, amortization	353	298
Other operating expenses	1,370	890

Total non-interest expense	$4,389	$3,194

Allowance For Loan Losses

     During 2002, the allowance for loan losses increased from $1,564,769 to $1,722,097. During 2002, the allowance for loan losses as a percent of gross loans declined from 1.15% to 1.10%. Net charge-offs during 2002 amounted to $83,000, or .06% of average loans. During 2001, the allowance for loan losses increased from $1,365,057 to $1,564,769. During 2001, the allowance for loan losses as a percent of gross loans declined from 1.26% to 1.15%. Net charge-offs during 2001 amounted to $215,288, or .18% of average loan. As of December 31, 2002, management considers the allowance for loan losses to be adequate to absorb anticipated future losses. However, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional provisions to the allowance will not be required.

Interest Rate Sensitivity

     Net interest income, the Company’s primary source of earnings, fluctuates with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

     Interest rate sensitivity refers to the responsiveness of interest-earning assets and interest-bearing liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to manage rate sensitive assets and liabilities so as to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize the Company’s overall interest rate risk.

     The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position at December 31, 2002 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same pace, the gap is only a general indicator of rate sensitivity.

		After	After
		three	six	After
	Within	months	months	one year	After
	three	but within	but within	but within	five
	months	six months	one year	five years	years	Total

			(In thousands, except ratios)
EARNING ASSETS:
Loans	$72,150	$6,382	$12,391	$59,471	$6,228	$156,622
Available-for-sale securities	—	—	50	5,511	2,097	7,658
Federal funds sold	1,714	—	—	—	—	1,714

Total earning assets	$73,864	$6,382	$12,441	$64,982	$8,325	$164,994

SUPPORTING SOURCES OF FUNDS:
Interest bearing demand deposits and savings	$81,109	$—	$—	$—	$—	$81,109
Certificates, less than $100M	10,211	6,280	6,152	6,147	—	28,790
Certificates, $100M and over	9,132	5,011	3,454	4,100	—	21,697
Borrowings	1,008	1,008	1,016	5,959	6,160	15,151

Total interest bearing liabilities	$101,460	$12,299	$10,622	$16,206	$6,160	$146,747

Interest rate sensitivity gap	(27,596)	(5,917)	1,819	48,776	2,165	19,247
Cumulative gap	(27,596)	(33,513)	(31,694)	17,082	19,247	19,247
Interest rate sensitivity gap ratio	.73	.52	1.17	4.01	1.35	1.13
Cumulative interest rate sensitivity gap ratio	.73	.71	.75	1.12	1.13	1.13

     As evidenced by the table above, at December 31, 2002, the Company was liability sensitive up to one year, and asset sensitive thereafter. In a declining interest rate environment, a liability sensitive position (a gap ratio of less than 1.0) is generally more advantageous since liabilities are repriced sooner than assets. Conversely, in a rising interest rate environment, an asset sensitive position (a gap ratio over 1.0) is generally more advantageous as earning assets are repriced sooner than the liabilities. With respect to the Company, an increase in interest rates would reduce income for one year and increase income thereafter. Conversely, a decline in interest rates would increase income for one year and decrease income thereafter. This, however, assumes that all other factors affecting income remain constant.

     As the Company continues to grow, management will continuously structure its rate sensitivity position to best hedge against rapidly rising or falling interest rates. The Bank’s Asset/Liability Committee meets on a quarterly basis and develops management’s strategy for the upcoming period. Such strategy includes anticipations of future interest rate movements.

Liquidity

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Company’s primary source of liquidity is its ability to maintain and increase deposits through the Bank. Deposits grew by $21.2 million during 2002 and by $6.8 million in 2001.

     Below are the pertinent liquidity balances and ratios at December 31, 2002 and 2001: ($ in 000’s)

	December 31, 2002	December 31, 2001

Cash and cash equivalents	$13,542	$6,580
Securities	7,658	7,135
CDs, over $100,000 to total deposits ratio	14.1%	19.1%
Loan to deposit ratio	100.6%	101.2%
Brokered deposits	—	—

     Cash and cash equivalents are the primary source of liquidity. At December 31, 2002, cash and cash equivalents amounted to $13.5 million, representing 7.3% of total assets. Securities available for sale provide a secondary source of liquidity. At December 31, 2002, total securities amounted to $7.7 million, representing 4.1% of total assets.

     At December 31, 2002, large denomination certificates accounted for 14.1% of total deposits. As a percent of total deposits, large denomination certificates declined from 19.1% at December 31, 2001 to 14.1% at December 31, 2002. Large denomination CDs are generally more volatile than other deposits. As a result, management continually monitors the competitiveness of the rates it pays on its large denomination CDs and periodically adjusts its rates in accordance with market demands. Significant withdrawals of large denomination CDs may have a material adverse effect on the Bank’s liquidity. Management believes that since a majority of the above certificates were obtained from Bank customers residing in Thomas County, Georgia, the volatility of such deposits is lower than if such deposits were obtained from depositors residing outside of Thomas County, as outside depositors are believed to be more likely to be interest rate sensitive.

     Brokered deposits are deposit instruments, such as certificates of deposit, deposit notes, bank investment contracts and certain municipal investment contracts that are issued through brokers and dealers who then offer and/or sell these deposit instruments to one or more investors. As of December 31, 2002, the Company had no brokered deposits in its portfolio.

     Management knows of no trends, demands, commitments, events or uncertainties that should result in or are reasonably likely to result in the Company’s liquidity increasing or decreasing in any material way in the foreseeable future.

Capital Adequacy

     There are primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

     Risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, non-cumulative and cumulative (bank holding companies only) perpetual preferred stock and minority interest. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8.0%, with at least 4.0% consisting of Tier 1 capital.

     The second measure of capital adequacy relates to the leverage ratio. The OCC has established a 3.0% minimum leverage ratio requirement. The leverage ratio is computed by dividing Tier 1 capital by total assets. For banks that are not rated CAMELS 1 by their primary regulator, the minimum leverage ratio should be 3.0% plus an additional cushion of at least 1 to 2 percent, depending upon risk profiles and other factors.

     The table below illustrates the Bank’s and Company’s regulatory capital ratios at December 31, 2002:

		Minimum
		regulatory
	December 31, 2002	requirement

Bank
Tier 1 Capital	10.0%	4.0%
Tier 2 Capital	1.2%	N/A
Total risk-based capital ratio	11.2%	8.0%
Leverage ratio	8.0%	3.0%

Company – Consolidated
Tier 1 Capital	10.7%	4.0%
Tier 2 Capital	1.2%	N/A
Total risk-based capital ratio	11.9%	8.0%
Leverage ratio	8.6%	3.0%

     The above ratios indicate that the capital positions of the Company and the Bank are sound and that the Company is well positioned for future growth.

Report of Independent Accountants

Board of Directors and Shareholders
Thomasville Bancshares, Inc.
Thomasville, Georgia

     We have audited the accompanying consolidated balance sheets of Thomasville Bancshares, Inc., (the “Company”), and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Thomasville Bancshares, Inc., and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Francis & Co.

Atlanta, Georgia
March 4, 2003

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Consolidated Balance Sheets

	As of December 31,

	2002	2001

ASSETS
Cash and due from banks	$11,827,153	$6,223,676
Federal funds sold, net	1,714,481	356,202

Total cash and cash equivalents	$13,541,634	$6,579,878
Securities:
Available-for-sale at fair value	7,658,460	7,135,162
Loans, net	154,899,944	134,335,739
Property and equipment, net	4,168,044	3,694,814
Goodwill	3,417,259	—
Other assets	1,703,006	1,522,783

Total Assets	$185,388,347	$153,268,376

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits
Non-interest bearing deposits	$22,324,716	$16,562,792
Interest bearing deposits	131,595,672	116,150,265

Total deposits	$153,920,388	$132,713,057
Borrowings	15,150,845	6,000,000
Other liabilities	608,374	666,206

Total Liabilities	$169,679,607	$139,379,263

Commitments and Contingencies
Shareholders’ Equity:
Common stock, 1.00 par value, 10,000,000 shares authorized; 1,443,558 (2002) and 1,395,000 (2001) shares issued and outstanding	$1,443,558	$1,395,000
Paid-in-capital	8,761,714	8,200,908
Retained earnings	5,452,079	4,265,111
Accumulated other comprehensive income	51,389	28,094

Total Shareholders’ Equity	$15,708,740	$13,889,113

Total Liabilities and Shareholders’ Equity	$185,388,347	$153,268,376

Refer to notes to the consolidated financial statements.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Consolidated Statements of Income

	For the Years Ended December 31,

	2002	2001	2000

Interest Income:
Interest and fees on loans	$9,627,721	$9,760,452	$9,226,566
Interest on investment securities	403,476	588,166	445,388
Interest on federal funds sold	77,899	190,606	201,287

Total interest income	$10,109,096	$10,539,224	$9,873,241
Interest Expense:
Interest on deposits and borrowings	4,245,679	5,208,018	4,670,015

Net interest income	$5,863,417	$5,331,206	$5,203,226
Provision for possible loan losses	240,000	415,000	510,000

Net interest income after provision for possible loan losses	$5,623,417	$4,916,206	$4,693,226

Other Income:
Fees, money management	$496,420	$—	$—
Service fees on deposit accounts	541,302	547,325	497,589
Miscellaneous, other	328,228	263,002	152,434

Total other income	$1,365,950	$810,327	$650,023

Other Expenses:
Salaries and benefits	$2,260,889	$1,711,444	$1,479,560
Data processing and ATM	201,463	157,617	183,553
Advertising and public relations	203,889	136,623	142,067
Depreciation and amortization	352,509	298,327	291,111
Professional fees	293,313	136,623	119,097
Other operating expenses	1,076,689	753,452	677,614

Total other expenses	$4,388,752	$3,194,086	$2,893,002

Income before income tax	$2,600,615	$2,532,447	$2,450,247
Income tax	843,647	850,420	931,679

Net income	$1,756,968	$1,682,027	$1,518,568

Basic earnings per share	$1.23	$1.21	$1.10

Diluted earnings per share	$1.19	$1.16	$1.06

Weighted average number of shares outstanding:
Basic	$1,433,866	$1,395,000	$1,384,274

Diluted	$1,480,223	$1,447,372	$1,430,354

Refer to notes to the consolidated financial statements.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Consolidated Statements of Changes in Shareholders’ Equity
For the Years ended December 31, 2000, 2001 and 2002

					Accumulated
	Common Stock				Other
			Paid-In-	Retained	Comprehensive
	Shares	Par Value	Capital	Earnings	Income	Total

Balance, December 31, 1999	1,380,000	$1,380,000	$8,002,961	$1,966,766	$(37,979)	$11,311,748

Comprehensive income:
Net income, 2000	—	—	—	1,518,568	—	1,518,568
Net unrealized gain, securities	—	—	—	—	39,832	39,832

Total comprehensive income	—	—	—	1,518,568	39,832	1,558,400
Stock options, restricted stock	—	—	49,100	—	—	49,100
Exercise of stock options	15,000	15,000	60,000	—	—	75,000
Dividends paid	—	—	—	(414,000)	—	(414,000)

Balance, December 31, 2000	1,395,000	$1,395,000	$8,112,061	$3,071,334	$1,853	$12,580,248

Comprehensive income:
Net income, 2001	—	—	—	1,682,027	—	1,682,027
Net unrealized gain, securities	—	—	—	—	26,241	26,241

Total comprehensive income	—	—	—	1,682,027	26,241	1,708,268
Stock options, restricted stock	—	—	88,847	—	—	88,847
Dividends paid	—	—	—	(488,250)	—	(488,250)

Balance, December 31, 2001	1,395,000	$1,395,000	$8,200,908	$4,265,111	$28,094	$13,889,113

Comprehensive income:
Net income, 2002	—	—	—	1,756,968	—	1,756,968
Net unrealized gain, securities	—	—	—	—	23,295	23,295

Total comprehensive income	—	—	—	1,756,968	23,295	1,780,263
Stock options, restricted stock	—	—	88,204	—	—	88,204
Purchase of stock	(36,442)	(36,442)	(692,398)	—	—	(728,840)
Sale of treasury stock	36,442	36,442	692,398	—	—	728,840
Exercise of options	30,000	30,000	120,000	—	—	150,000
Issuance of stock	18,558	18,558	352,602	—	—	371,160
Dividends paid	—	—	—	(570,000)	—	(570,000)

Balance, December 31, 2002	1,443,558	$1,443,558	$8,761,714	$5,452,079	$51,389	$15,708,740

Refer to notes to the consolidated financial statements.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Consolidated Statements of Cash Flows

	For the Years Ended December 31,

	2002	2001	2000

Cash flows from operating activities:
Net income	$1,756,968	$1,682,027	$1,518,568
Adjustments to reconcile net income to net cash provided by operating activities:
Provisions for loan losses	$240,000	$415,000	$510,000
Depreciation	352,509	298,327	291,111
Net amortization, securities	110,383	(78,208)	(44,827)
Deferred asset	88,204	88,847	49,100
(Increase) in receivables and other assets	(180,223)	142,270	(528,818)
(Decrease) in payables and other liabilities	(57,832)	32,585	238,672

Net cash provided by operating activities	$2,310,009	$2,580,848	$2,033,806

Cash flows from investing activities:
Purchase of equity, JPC	$(79,066)	$—	$—
Purchase of a subsidiary, goodwill	(3,417,259)	—	—
Purchase of securities, AFS	(6,131,320)	(12,394,650)	(7,814,467)
Maturity and calls of securities, AFS	5,600,000	17,000,000	4,800,000
Sale of securities	—	—	500,000
Decrease in other real estate owned	—	137,844	649,385
(Increase) in loans, net	(20,804,205)	(27,632,273)	(17,505,566)
Purchase of premises and equipment	(825,739)	(558,716)	(138,828)

Net cash used in investing activities	$(25,657,589)	$(23,447,795)	$(19,509,476)

Cash flows from financing activities:
Exercise of stock options	$150,000	$—	$75,000
Issuance of stock	371,160	—	—
Increase in deposits	21,207,331	6,819,262	27,742,509
Increase in borrowed funds	9,150,845	4,000,000	(395,136)
Dividends paid	(570,000)	(488,250)	(414,000)

Net cash provided by financing activities	$30,309,336	$10,331,012	$27,008,373

Net (decrease) in cash and cash equivalents	$6,961,756	$(10,535,935)	$9,532,703
Cash and cash equivalents, beginning of period	6,579,878	17,115,813	7,583,110

Cash and cash equivalents, end period	$13,541,634	$6,579,878	$17,115,813

Supplemental Information:
Income taxes paid	$820,617	$843,500	$975,000

Interest paid	$4,409,382	$5,160,637	$4,561,581

Refer to notes to the consolidated financial statements.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 1 — Organization of the Business

     Thomasville Bancshares, Inc., Thomasville, Georgia (the “Company”) was organized in January, 1995 to serve as a holding company for a proposed de novo bank, Thomasville National Bank, Thomasville, Georgia (the “Bank”). The Company commenced banking operations on October 2, 1995. The Bank is primarily engaged in the business of obtaining deposits and providing commercial consumer and real estate loans to the general public. The Bank operates out of two banking offices, both in Thomasville, Georgia. The Bank’s deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the “FDIC”) subject to certain limitations imposed by the FDIC. In 2001, the Bank formed a subsidiary, TNB Financial Services, Inc. (the “TNBF”). TNBF commenced operations in early 2002 by providing financial services, such as financial planning, investments, trusts, wills and estates. In mid 2002, the Company acquired Joseph Parker & Co., Inc. (the “JPC”), a well established local money management firm with approximately $200 million under management. Following the acquisition, JPC became a wholly-owned subsidiary of the Company.

Note 2 — Summary of Significant Accounting Policies

     Basis of Presentation and Reclassification. The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior years’ amounts have been reclassified to conform to the current year presentation. Such reclassifications had no impact on net income or shareholders’ equity.

     Basis of Accounting. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and income and expenses during the reporting periods. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses and the valuation of real estate acquired in connection with foreclosure proceedings.

     Cash and Due from Banks. The Company maintains deposit relationships with other banks which deposits amounts, at times, may exceed federally insured limits. The Company has not experienced any material loss from such deposit relationships.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     Investment Securities. Investment securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Investment securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Investment securities not classified either as securities held-to-maturity or trading securities are classified as available-for-sale. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. Available-for-sale securities are reported at fair market with unrealized holding gains and losses reported in a separate component of accumulated other comprehensive income, net of applicable deferred income taxes. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase.

     Realized gains and losses from sales of investment securities are determined based upon the specific identification method. Premiums and discounts are recognized in interest income using the level-yield method over the period to maturity.

     Management periodically evaluates investment securities for other than temporary declines in value and records losses, if any, through an adjustment to earnings.

     Loans, Interest and Fee Income on Loans. Loans are reported at their outstanding principal balance adjusted for charge-off, unearned discount, unamortized loan fees and the allowance for possible loan losses. Interest income is recognized over the term of the loan based on the principal amount outstanding. Non-refundable loan fees are taken into income to the extent they represent the direct cost of initiating a loan; the amount in excess of direct costs is deferred and amortized over the expected life of the loan.

     Accrual of interest on loans is discontinued either when (i) reasonable doubt exists as to the full or timely collection of interest or principal or when (ii) a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income, and the loan is accounted for on the cash or cost recovery method. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     Impaired loans are loans that based upon current information, it is deemed probable that the Company will be unable to collect all amounts due according to the contractual terms of the agreement. Impaired loans may include accruing as well as non-accruing loans. Accounting

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

standards require impaired loans to be measured based on: (a) the present value of expected future cash flows discounted at the loan’s original effective interest rate; or (b) the loan’s observable market price; or (c) the fair value of the collateral if the loan is collateral dependent.

     Allowance for Possible Loan Losses. The allowance for possible loan losses (the “Allowance”) represents management’s estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance. The adequacy of the Allowance is based on management’s evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management’s judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company’s Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

     Property and Equipment. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2002 and 2001.

     Other Real Estate. Other real estate represents property acquired by the Company in satisfaction of a loan. Other real estate is carried at the lower of: (i) cost; or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     Income Taxes. Deferred income taxes (included in other assets) are provided for temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements at the statutory tax rate. The components of other comprehensive income included in the consolidated statements of shareholders’ equity have been computed based upon a 34% effective tax rate.

     Cash and Cash Equivalents. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased or sold for one day periods. The cash equivalents are readily convertible to known amounts of cash and present insignificant risk of changes in value due to maturity dates of 90 days or less.

     Operating Segments. The Company’s business activities are currently confined to two segments: (i) community/urban banking, including traditional banking services (through the Bank) and other enhanced services, such as financial planning, investments, trusts (through TNBF), and; (ii) money management services (through JPC).

     Income Per Share. Basic income per share is determined by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming the exercise of stock options. This also assumes that only options with an exercise price below the existing market price will be exercised. In computing net income per share, the Company uses the treasury stock method.

     Trust and Money Management Assets and Income. Property and funds held by the Company and its subsidiaries in a fiduciary or other capacity for the benefit of its customers are not included in the accompanying consolidated financial statements since such items are not assets of the Company. Income earned from fees charged against trust assets, including money management services, are recognized in the Company’s consolidated income statements.

     Stock-Based Compensation. The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, “Accounting for Stock-Based Compensation.” APB No. 25 provides that the compensation expense relative to the Company’s employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

that continue to follow APB No. 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS No. 123.

     The following is a reconciliation of reported and pro-forma net income and net income per share for the periods below:

	Year Ended December 31,

	2002		2001	2000

Net income, as reported		$1,756,968	$1,682,027	$1,518,568
Stock-based compensation expense		7,597	11,669	10,369

Pro-forma (fair value) net income		$1,749,371	$1,670,358	$1,508,199

Basic income per share:
As reported		$1.23	$1.21	$1.10

Pro-forma		$1.22	$1.20	$1.09

Diluted income per share:
As reported		$1.19	$1.16	1.06

Pro-forma		$1.18	$1.15	$1.05

Pro-forma value of option	$	N/A	$7.70	$6.87

     The pro-forma (fair value) was estimated at the date of grant using the Black-Scholes option pricing model (“BLSC Model”). Note, however, that no options were granted during calendar year 2002. BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company’s options.

     Below are details concerning the input assumptions utilized in conjunction with BLSC Model to produce the estimates for pro-forma (fair value) income for the periods below.

	Year Ended December 31,

	2002	2001	2000

Risk-free interest rate	3.96%	5.06%	5.0%
Dividend yield	2.0%	2.3%	2.3%
Volatility factor	23.0%	18.8%	20.0%
Weighted average life of option	10 yrs	10 yrs	10 yrs

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     Goodwill and Other Intangibles. Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired in business combinations. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, (“SFAS No. 142”) and, on October 1, 2002, adopted Statement of Financial Accounting Standards No. 147, “Acquisitions of Certain Financial Institutions” (“SFAS No. 147”), which applies specifically to branch purchases that qualify as business combinations. Under SFAS No. 142 and No. 147, goodwill is no longer amortized but is subject to an annual impairment test. Under SFAS No. 142, the goodwill impairment assessment is performed at least annually. Based upon this assessment of the fair value of the reporting unit, the Company concluded the recorded value of goodwill was not impaired as of December 31, 2002.

     Recent Accounting Pronouncements. In December 2001, the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 01-6, “Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.” SOP 01-6 reconciles the specialized accounting and financial reporting guidance in the existing Banks and Savings Institutions Guide, Audits of Credit Unions Guide, and Audits of Finance Companies Guide. The SOP eliminates differences in accounting and disclosure established by the respective guides and carries forward accounting guidance for transactions determined to be unique to certain financial institutions. Adoption of this pronouncement has not had a material impact on the Company’s results of operations or financial position.

     In October 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 147, “Acquisitions of Certain Financial Institutions,” which addresses accounting for the acquisition of certain financial institutions. The provisions of SFAS No. 147 rescind the specialized accounting guidance in paragraph 5 of SFAS No. 72 and would require unidentifiable intangible assets to be reclassified to goodwill if certain criteria are met. Financial institutions meeting the conditions outlined in SFAS No. 147 will be required to restate previously issued financial statements after September 30, 2002. The adoption of SFAS No. 147 has had no material impact on the Company’s results of operations or financial position.

     In December 2002, FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation. In addition, this statement amended the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the chosen method on reporting results.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

The provisions of SFAS No. 148 are effective for annual periods ending December 15, 2002, and for interim periods beginning after December 15, 2002.

     In November 2002, FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” It addresses the accounting for the stand-ready obligation under guarantees. A guarantor is required to recognize a liability with respect to its stand-ready obligation under the guarantee even if the probability of future payments under the guarantee is remote. The initial liability will be measured as the fair value of the stand-ready obligation. Additionally, the Interpretation addresses the disclosure requirements for guarantees including the nature and terms of the guarantees, maximum potential for future amounts and the carrying amount of the liabilities. The disclosure requirements are effective for interim and annual financial statements ending after December 15, 2002. The initial recognition and measurement provisions are effective for all guarantees within the scope of Interpretation 45 issued or modified after December 31, 2002. Commercial letters of credit and other loan commitments, which are commonly thought of as guarantees of funds were not included in the scope of interpretation. The Company has made relevant disclosures in the current year financial statements. The Company does not expect the adoption of Interpretation No. 45 to have a material impact on its financials.

Note 3 – Federal Funds Sold

     The Bank is required to maintain legal cash reserves computed by applying prescribed percentages to its various types of deposits. When the Bank’s cash reserves are in excess of the required amount, the Bank may lend the excess to other banks on a daily basis. At December 31, 2002 and 2001, the Bank was a net seller in the federal funds market. Below is pertinent information:

	December 31,

	2002	2001

Federal funds sold	$1,714,481	$417,202
Federal funds purchased	—	(61,000)

Federal funds sold, net	$1,714,481	$356,202

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 4 – Securities Available-for-Sale

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2002 follow:

		Gross
		Unrealized
	Amortized			Estimated
Description	Costs	Gains	Losses	Market Values

U.S. Agency	$6,050,600	$77,860	$—	$6,128,460
Georgia Tax Credit Fund	450,000	—	—	450,000
Corporate equity	240,000	—	—	240,000
FRB, FHLB stock	840,000	—	—	840,000

Total securities	$7,580,600	$77,860	$—	$7,658,460

     All national banks are required to hold FRB stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both FRB and FHLB stocks are reported at cost.

     The amortized costs and estimated market values of securities available-for-sale as of December 31, 2001 follow:

		Gross
		Unrealized
	Amortized			Estimated
Description	Costs	Gains	Losses	Market Values

U.S. Treasury	$500,000	$18,682	$—	$518,682
U.S. Agency	5,250,128	53,059	(29,174)	5,274,013
GA Tax-Credit Fund	466,667	—	—	466,667
FRB and FHLB stock	635,800	—	—	635,800
Corporate Equity	240,000	—	—	240,000

Total securities	$7,092,595	$71,741	$(29,174)	$7,135,162

     The amortized costs and estimated market values of securities available-for-sale at December 31, 2002, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

	Amortized	Estimated
	Costs	Market Values

Due in one year or less	$50,000	$50,000
Due after one through five years	5,450,600	5,510,960
Due after five through ten years	1,000,000	1,017,500
FRB, FHLB, corporate equity (no maturity)	1,080,000	1,080,000

Total securities	$7,580,600	$7,658,460

     There were no sales of securities during the calendar years 2002 and 2001. Proceeds from sales of securities during the calendar year 2000 were $500,000, with no corresponding gain or loss on the sales. As of December 31, 2002 and 2001, securities with aggregate par values of $4,125,000 and $5,450,000, respectively, were pledged to secure public funds, repurchase agreements and for other purposes required or permitted by law.

Note 5 – Loans

     The composition of net loans by major loan category, as of December 31, 2002 and 2001, follows:

	December 31,

	2002	2001

Commercial, financial, agricultural	$34,841,078	$40,032,109
Real estate — construction	11,587,729	6,333,530
Real estate — mortgage	101,045,677	80,747,146
Installment	9,147,557	8,787,723

Loans, gross	$156,622,041	$135,900,508
Deduct:
Allowance for loan losses	(1,722,097)	(1,564,769)

Loans, net	$154,899,944	$134,335,739

     At December 31, 2002 and 2001, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $3,650,260 and $4,640,644, respectively. The average recorded investment in impaired loans amounted to approximately $4,329,882 and $3,835,462 for the years ended December 31, 2002 and 2001, respectively. The Allowance related to impaired loans amounted to approximately $320,451 and $934,727 at December 31, 2002 and 2001, respectively. The balance of the Allowance in excess of the above specific reserves is available to absorb the inherent losses of all other loans. Interest income recognized on impaired loans for

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

the years ended December 31, 2002 and 2001 amounted to $269,985 and $351,311, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2002 and 2001. Loans on non-accrual status at December 31, 2002 and 2001 had outstanding balances of $188,122 and $595,646, respectively. Interest recognized on non-accruing loans at December 31, 2002 and 2001 was not material. The company has no commitments to lend additional funds to borrowers whose loans have been modified.

Note 6 – Allowance for Possible Loan Losses

     The allowance for possible loan losses is a valuation reserve available to absorb future loan charge-offs. The Allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The Allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

     Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real-estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management’s evaluation of the borrower.

     Activity within the Allowance account for the years ended December 31, 2002, 2001 and 2000 follows:

	Years ended December 31,

	2002	2001	2000

Balance, beginning of year	$1,564,769	$1,365,057	$1,109,707
Add: Provision for loan losses	240,000	415,000	510,000
Add: Recoveries of previously charged off amounts	61,989	15,690	4,064

Total	$1,866,758	$1,795,747	$1,623,771
Deduct: Amount charged-off	(144,661)	(230,978)	(258,714)

Balance, end of year	$1,722,097	$1,564,769	$1,365,057

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 7 – Property and Equipment

     Buildings, furniture and equipment are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2002 and 2001 follow:

	December 31,

	2002	2001

Land	$943,862	$943,862
Buildings	2,596,818	1,913,508
Furniture, equipment	1,961,866	1,617,549
Construction in progress	1,308	285,463

Property and equipment, gross	$5,503,854	$4,760,382
Deduct:
Accumulated depreciation	(1,335,810)	(1,065,568)

Property and equipment, net	$4,168,044	$3,694,814

     Depreciation expense for the years ended December 31, 2002, 2001 and 2000 amounted to $352,509, $298,327 and $285,428, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

Type of Asset	Life in Years	Depreciation Method

Furniture and equipment	3 to 7	Straight-line
Building	39	Straight-line

     As of December 31, 2002, management had no plans for significant capital expenditures in the foreseeable future.

Note 8 – Commitments and Contingencies

     In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     At December 31, 2002 and 2001, the Company had unused loan commitments of approximately $17.6 million and $19.9 million, respectively. Additionally, standby letters of credit of approximately $988,000 and $0 were outstanding at December 31, 2002 and 2001, respectively. The majority of these commitments are collateralized by various assets. No material losses are anticipated as a result of these transactions.

     The Company and its subsidiaries are subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiary.

     JPC operates from an office space that is leased from an unrelated party. The lease agreement is for one year beginning August 1, 2002 and ending on July 31, 2003. Lease expense for the year ended December 31, 2002 amounted to $11,100. Future lease commitments aggregate $12,950, all expiring during calendar year 2003.

     Please refer to Note 14 concerning stock options earned by directors and executive officers.

Note 9 – Borrowings

     Borrowings from FHLB totaled $12.0 million and $6.0 million at December 31, 2002 and 2001, respectively. Below are additional details concerning these borrowings:

				First
Outstanding Borrowings				Possible
December 31,				Interest
				Adjustment	Principal	Maturity
2002		2001	Rate	or Call Date	Amortizing	Date

	$—	$1,000,000	3.87%	N/A	No	8-29-02
	1,000,000	1,000,000	5.26%	4-21-04	No	4-21-09
	1,000,000	1,000,000	4.41%	N/A	No	8-25-03
	1,000,000	1,000,000	3.33%	N/A	No	9-06-11
	2,000,000	2,000,000	4.70%	9-14-06	No	9-14-11
	1,000,000	—	5.13%	N/A	No	1-22-07
	1,000,000	—	4.80%	N/A	No	1-23-06
	1,000,000	—	4.27%	N/A	No	1-24-05
	1,000,000	—	2.53%	N/A	No	1-22-03
	1,000,000	—	4.62%	N/A	No	5-16-05
	1,000,000	—	2.91%	N/A	No	5-14-03
	1,000,000	—	3.81%	N/A	No	11-19-07

Total	$12,000,000	$6,000,000	N/A	N/A	N/A	N/A

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     FHLB has the option to convert two of the above advances into other adjustable instruments or demand full payment on the adjustment date indicated above. These particular advances have an adjustment or call date. At December 31, 2002 and 2001, the above borrowings were secured by loans collateralized by residential real estate in the amount of approximately $47.7 million and $41.8 million, respectively. In addition, the above borrowings were also secured by FHLB stock carried on the Company’s balance sheets at $600,000 and $395,800 at December 31, 2002 and 2001, respectively. Interest expense incurred on FHLB borrowings for the calendar years 2002 and 2001 amounted to $461,788 and $134,530, respectively.

     On June 27, 2002, the Company executed, under a twelve-year line of credit agreement (the “LOC”), a $4.0 million loan with an unrelated financial institution. For the initial two years, only quarterly interest payments are required; thereafter, a 10% annual principal reduction, together with quarterly interest payments are required by the lender. The LOC carries a rate of prime less 1%, and it is secured by the Bank’s common stock. The LOC includes several positive and negative covenants that, in effect, protect the lender in the event the Company experiences financial reversals. At December 31, 2002, the principal balance outstanding on the above LOC was $2,728,840, and for the year ended December 31, 2002, the Company incurred $41,108 in interest expense relating to the above LOC.

     Prior to the Company’s acquisition of JPC, JPC incurred a long-term liability which remained on the books following the acquisition. The liability is unsecured and requires a quarterly payment of principal and interest of $16,250. At December 31, 2002, the outstanding balance on the above indebtedness was $422,000 and the interest expense which was incurred during 2002 and since JPC was acquired by the Company was $17,033.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 10 – Deposits

     The following details deposit accounts at December 31, 2002 and 2001:

	December 31,

	2002	2001

Non-interest bearing deposits	$22,324,716	$16,562,792
Interest bearing deposits:
NOW accounts	33,048,097	31,353,788
Money market accounts	43,412,803	30,585,436
Savings	4,647,792	4,040,544
Time, less than $100,000	28,790,291	24,797,804
Time, $100,000 and over	21,696,689	25,372,693

Total deposits	$153,920,388	$132,713,057

     At December 31, 2002, the scheduled maturities of all certificates of deposit were as follows:

Year Ended
December 31,	Amount

2003	$40,239,791
2004	4,816,222
2005	3,986,778
2006	1,120,316
2007	323,873

Total	$50,486,980

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 11 – Interest on Deposits and Borrowings

     A summary of interest expense for the years ended December 31, 2002, 2001 and 2000 follows:

	December 31,

	2002	2001	2000

Interest on NOW accounts	$408,881	$702,317	$452,784
Interest on money market accounts	959,642	1,274,185	1,349,408
Interest on savings accounts	65,720	93,218	91,895
Interest on CDs under $100,000	1,154,776	1,452,917	1,369,589
Interest on CDs $100,000 and over	1,134,607	1,547,119	1,246,757
Interest, other borrowings	522,053	138,262	159,582

Total interest on deposits and borrowings	$4,245,679	$5,208,018	$4,670,015

Note 12 – Other Operating Expenses

     A summary of other operating expenses for the years ended December 31, 2002, 2001 and 2000 follows:

	December 31,

	2002	2001	2000

Postage and delivery	$81,301	$69,103	$63,969
Supplies and printing	127,806	77,665	78,924
Regulatory assessments	81,317	70,681	62,137
Taxes & insurance	121,551	108,882	90,645
Utilities & telephone	91,222	81,675	75,152
Repairs & maintenance	138,181	86,521	80,518
Service contracts	128,471	83,992	60,686
Directors’ fees	88,204	88,847	56,900
Other expenses	218,636	86,086	108,683

Total other operating expenses	$1,076,689	$753,452	$677,614

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 13 – Income Taxes

     As of December 31, 2002, 2001 and 2000, the Company’s provision for income taxes consisted of the following:

	December 31,

	2002	2001	2000

Current	$790,155	$805,778	$825,380
Deferred	53,492	44,642	106,299

Income tax expense	$843,647	$850,420	$931,679

     The provisions for income taxes applicable to income before taxes for the years ended December 31, 2002, 2001, and 2000 differ from amounts computed by applying the statutory federal income tax rates to income before taxes. The effective tax rate and the statutory federal income tax rate are reconciled as follows:

	December 31,

	2002	2001	2000

Federal statutory income tax rate	34.0%	34.0%	34.0%
State income tax, net of Federal benefit	4.4%	4.0%	2.8%
Tax-exempt interest, net	(3.1%)	(3.8%)	(1.9%)
Change in valuation allowance	1.7%	2.0%	3.5%
Low-income tax credit	(4.4%)	(1.6%)	—
Other	(0.2%)	(1.0%)	(0.4%)

Effective tax rate	32.4%	33.6%	38.0%

     The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2002, 2001 and 2000 are presented below:

	December 31,

	2002	2001	2000

Deferred tax assets:
Allowance for loan losses	$585,513	$532,021	$480,269
Unrealized gain, securities	(26,472)	(14,473)	(955)
Deferred asset, depreciation	—	—	7,110
Valuation reserve	(539,119)	(485,627)	(433,875)

Net deferred tax asset	$19,922	$31,921	$52,549

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     There was a net change in the valuation allowance during calendar years 2002 and 2001. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2002.

Note 14 – Related Party Transactions

     Stock Options. During the calendar years 2002, 2001 and 2000, the Company granted zero, 3,400 and 6,200 stock options, respectively, to its employees. Upon surrender with a cash consideration ranging from $15.00 to $20.00, each option will convert into one share of the Company’s common stock. These options are vested equally over three years and have an expiration date of ten years from the date of grant. As of December 31, 2002, 2001 and 2000, there were 24,600, 54,600 and 48,400 stock options outstanding, respectively. Pertinent information concerning the options follows:

	December 31,

	2002	2001	2000

Options granted	—	6,200	3,400
Options forfeited	—	—	—
Options exercised	(30,000)	—	(15,000)
Options, beginning of year	54,600	48,400	60,000

Options, end of year	24,600	54,600	48,400

Range of exercise price of options granted	N/A	$15 to $20	$15.00
Average exercise price of options granted	N/A	$17.26	$15.00
Average exercise price of options outstanding	$9.47	$7.01	$5.70

     Benefit Plans. The Company has a profit sharing plan as well as a savings plan administered under the provisions of the Internal Revenue Code Section 401(K). During the calendar years 2002, 2001 and 2000, the Company contributed $161,468, $122,246 and $114,586, respectively, to the above plans.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     Compensation of Executive Officers and Directors. In March 1996, the Board of Directors of the Company approved a deferred compensation plan (the “Plan”) for the Company’s and Bank’s directors which grants to each member restricted shares of the Company’s common stock as follows: (a) ten shares for each Bank or Company committee meeting attended (later increased to 20 shares), and (b) twenty shares for each Bank or Company Board of Directors meeting attended (later increased to 30 shares). Shares of restricted stock granted pursuant to the Plan shall not vest until the earlier to occur of: (a) the retirement of a director from the Company’s Board of Directors; or (b) a change in control of the Company. Since year-end 1998, the Board of Directors has granted restricted shares to the Company’s executive officers on an annual basis. These shares vest only upon the officers’ retirement or upon a change in control. Respectively, as of December 31, 2002 and 2001, there were 28,222 and 22,372 shares of restricted stock outstanding for the benefit of directors and executive officers. The income statements contain charges of $88,204, $88,847 and $49,100 reflecting the restricted stock grants for calendar years 2002, 2001, and 2000.

     Borrowings and Deposits by Directors and Executive Officers. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the Bank in the ordinary course of business. As of December 31, 2002 and 2001, loans outstanding to directors, their related interests and executive officers aggregated $10,272,046 and $10,155,584, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

     A summary of the related party loan transactions during the calendar years 2002 and 2001 follows:

	Insider Loan Transactions

	2002	2001

Balance, beginning of year	$10,155,584	$6,358,286
New loans	2,132,235	4,745,998
Less: Principal reductions	(2,015,773)	(948,700)

Balance, end of year	$10,272,046	$10,155,584

     Deposits by directors and their related interests, as of December 31, 2002 and 2001 approximated $8,061,558 and $7,322,662, respectively.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 15 – Concentrations of Credit

     The Company originates primarily commercial, residential, and consumer loans to customers in Thomas County, Georgia, and surrounding counties. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in Thomas County and the surrounding counties.

     Approximately seventy-two percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market area. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company’s primary market area. The other significant concentrations of credit by type of loan are set forth under Note 5.

     The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Bank’s statutory capital, or approximately $2,145,000.

Note 16 – Regulatory Matters

     The Company is governed by various regulatory agencies. Bank holding companies and their nonbanking subsidiaries are regulated by the FRB. National banks are primarily regulated by the OCC. All federally-insured banks are also regulated by the FDIC. The Company’s banking subsidiary includes a national bank, which is insured by the FDIC.

     Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2002, approximately $1.2 million of the Bank’s retained earnings was available for dividend declaration without prior regulatory approval.

     The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB’s reserve requirements, the Bank was required to maintain certain cash reserve balances with the Federal Reserve System of approximately $2.1 million and $1.7 million at December 31, 2002 and 2001, respectively.

     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

     Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and the Bank, as of December 31, 2001, meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the Bank was considered to be Well Capitalized. There are no conditions or events since December 31, 2002 that management believes have changed the Bank’s Well Capitalized category. To be categorized as Adequately Capitalized or Well Capitalized, the Bank must maintain the following capital ratios:

Adequately		Well
Capitalized		Capitalized

Total risk-based capital ratio	8.0%	10.0%
Tier 1 risk-based capital ratio	4.0%	6.0%
Tier 1 leverage ratio	4.0%	5.0%

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     The Company’s and the Bank’s actual capital amounts and ratios are presented in the following table:

			Minimum Regulatory Capital Guidelines for Banks

			Adequately			Well
(Dollars in thousands)	Actual		Capitalized			Capitalized

	Amount	Ratio	Amount	Ratio		Amount	Ratio

As of December 31, 2002:
Total capital-risk-based (to risk-weighted assets):
Bank	$15,990	11.2%	$11,358	>	8%	$14,198	>	10%
Consolidated	17,379	11.9%	11,691	>	8%	N/A		N/A
Tier 1 capital-risk-based (to risk-weighted assets):
Bank	$14,268	10.0%	$5,679	>	4%	$8,519	>	6%
Consolidated	15,657	10.7%	5,845	>	4%	N/A		N/A
Tier 1 capital-leverage (to average assets):
Bank	$14,268	8.0%	$7,147	>	4%	$8,934	>	5%
Consolidated	15,657	8.6%	7,314	>	4%	N/A		N/A

			Minimum Regulatory Capital Guidelines for Banks

			Adequately			Well
(Dollars in thousands)	Actual		Capitalized			Capitalized

	Amount	Ratio	Amount	Ratio		Amount	Ratio

As of December 31, 2001:
Total capital-risk-based (to risk-weighted assets):
Bank	$14,495	11.8%	$9,822	>	8%	$12,278	>	10%
Consolidated	15,352	12.5%	9,844	>	8%	N/A		N/A
Tier 1 capital-risk-based (to risk-weighted assets):
Bank	$12,960	10.6%	$4,911	>	4%	$7,367	>	6%
Consolidated	13,814	11.2%	4,922	>	4%	N/A		N/A
Tier 1 capital-leverage (to average assets):
Bank	$12,960	9.1%	$5,709	>	4%	$7,136	>	5%
Consolidated	13,814	9.7%	5,725	>	4%	N/A		N/A

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 17 – Fair Value of Financial Instruments

     The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, “Disclosure about Fair Values of Financial Instruments”, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     Cash and Due from Banks and Federal Funds Sold. The carrying amounts of cash and due from banks and federal funds sold approximate their fair value.

     Available-for-Sale Securities. Fair values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

     Loans. The fair values of the Company’s loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

     Accrued Interest Receivable. The carrying amount of accrued interest receivable approximates the fair value.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

     Deposits. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year end.

     Borrowings. The fair value of borrowings are estimated by discounting future cash flows using current market rates for similar types of borrowing arrangements.

     Accrued Interest Payable. The carrying amount of accrued interest payable approximates the fair value.

     Off–Balance Sheet Instruments. Fair values of the Company’s off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

     The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2002 and 2001. The information presented is based on pertinent information available to management as of December 31, 2002 and 2001. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

	December 31, 2002		December 31, 2001

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and due from banks	$11,827,153	$11,827,153	$6,223,676	$6,223,676
Federal funds sold	1,714,481	1,714,153	356,202	356,202
Securities available-for-sale	7,658,460	7,658,460	7,135,162	7,135,162
Loans, net	154,899,944	155,779,122	134,335,739	135,875,000
Accrued interest receivable	952,329	952,329	1,062,976	1,062,976
Financial liabilities:
Deposits $153,920,388		$154,718,961	$132,713,057	$131,950,000
FHLB borrowings	15,150,845	15,218,813	6,000,000	5,680,000
Accrued interest payable	306,937	306,937	470,640	470,640

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 18 — Segment Reporting

     Since the acquisition of JPC on July 1, 2002, the Company has operated in two distinct lines of banking and financial services; (i) banking, including enhanced product lines such as financial planning, investments, trusts, and (ii) money management services. At December 31, 2002, the banking segment is the principal operating segment of the Company. The money management operating subsidiary, while a distinct segment, it does not meet segment reporting criteria. Accordingly, separate reporting of financial segment information is not considered necessary. However, segment data for calendar year 2002 has been reflected below based on the current structure of the Company.

     The Company’s reportable segments are strategic units that offer different services to different clients. They are managed separately because each segment appeals to different markets and, accordingly, requires different strategies.

     The Company’s primary source of revenue is from net interest income. Therefore, the segments below are reported using net interest income. The Company also evaluates performance based on non-interest income and non-interest expense, which are also presented as measures of segment profit and loss. Note that “All Other” column below includes JPC and the Parent Company.

	Year Ended December 31, 2002

	Bank	All Other	Total

Net interest income after loan provisions	$5,623,417	$—	$5,623,417
Non-interest income	859,232	506,718	1,365,950
Non-interest expense[1]	3,781,674	607,078	4,388,752

Income/(loss) before tax	$2,700,975	$(100,360)	$2,600,615
Income tax	818,395	25,252	843,647

Net income/(loss)	$1,882,580	$(125,612)	$1,756,968

Total Assets[2]	$181,273,488	$4,114,859	$185,388,347

1	Depreciation expense included in non-interest expense is $331,615 for Bank and $20,894 for All Other. There is no amortization expense.

2	Total assets presented in All Other column includes goodwill in the amount of $3,417,259; there is no goodwill in the Bank’s column.

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Note 19 – Dividends

     The primary source of funds available to the Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy. During calendar years 2002, 2001 and 2000, dividends paid to shareholders amounted to $570,000, $488,250 and $414,000, respectively.

     Note 20 – Parent Company Financial Information

     This information should be read in conjunction with the other notes to the consolidated financial statements.

Parent Company Balance Sheets

	December 31,

	2002	2001

Assets:
Cash	$298,575	$503,613
Investment in Bank	14,370,881	13,035,006
Investment in JPC	115,632	—
Goodwill, JPC	3,417,259	—
Other investments	240,000	240,000
Other assets	210,936	253,694

Total Assets	$18,653,283	$14,032,313

Liabilities and Shareholders’ Equity:
Accounts payable	$215,703	$143,200
Note payable	2,728,840	—

Total Liabilities	$2,944,543	$143,200

Common stock	$1,443,558	$1,395,000
Paid-in-capital	8,761,714	8,200,908
Retained earnings	5,452,079	4,265,111
Accumulated other comprehensive income	51,389	28,094

Total Shareholders’ equity	$15,708,740	$13,889,113

Total Liabilities and Shareholders’ equity	$18,653,283	$14,032,313

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Parent Company Statements of Income

	Years Ended December 31,

	2002	2001	2000

Revenues:
Interest income	$14,541	$21,537	$25,923
Dividend income	570,000	488,250	414,000

Total revenues	$584,541	$509,787	$439,923

Expenses:
Interest	$41,102	$—	$—
Operating expenses	135,618	71,193	65,986

Total expenses	$176,720	$71,193	$65,986

Income before equity in undistributed earnings of Bank and JPC	$407,821	$438,594	$373,937
Income tax benefit	—	12,580	43,320
Equity in undistributed earnings of Bank and JPC	1,349,147	1,230,853	1,101,311

Net income	$1,756,968	$1,682,027	$1,518,568

THOMASVILLE BANCSHARES, INC.
THOMASVILLE, GEORGIA
Notes to Consolidated Financial Statements
December 31, 2002 and 2001

Parent Company Statements of Cash Flows

	Years Ended December 31,

	2002	2001	2000

Cash flows from operating activities:
Net income	$1,756,968	$1,682,027	$1,518,568
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of the Bank	(1,349,147)	(1,230,853)	(1,101,311)
Deferred asset	88,204	88,847	49,100
Decrease in other asset	42,758	(50,896)	(64,002)
Increase in payables	72,504	6,349	60,577

Net cash provided by operating activities	$611,287	$495,474	$462,932

Cash flows from investing activities:
Purchase of subsidiary, goodwill	$(3,417,259)	$—	$—
Investment in equity security	—	—	(240,000)
Purchase of equity, JPC	(79,066)	—	—

Net cash used by financing activities	$(3,496,325)	$—	$(240,000)

Cash flows from financing activities:
Issuance of stock	$371,160	$—	$—
Increase in borrowings	2,728,840	—	—
Exercise of options	$150,000	$—	$75,000
Cash dividends paid	(570,000)	(488,250)	(414,000)

Net cash provided by financing activities	$2,680,000	$(488,250)	$(339,000)

Net increase in cash and cash equivalents	$(205,038)	$7,224	$(116,068)
Cash and cash equivalents, beginning of the year	503,613	496,389	612,457

Cash and cash equivalents, end of year	$298,575	$503,613	$496,389

Market for Registrant’s Common Equity and Related Stockholder Matters

     Since January 2002, the Company’s common stock has been quoted in the over the counter pink sheets. Prior to January 2002, there was no established public trading market for the Company’s common stock. The following table sets forth the high and low bid prices for the Company’s common stock during 2002, as reported in the pink sheets:

	High	Low

Year Ended December 31, 2002
First quarter	17.00	14.50
Second quarter	22.00	15.00
Third quarter	21.25	18.00
Fourth quarter	22.00	18.00

     As of March 15, 2003, the number of holders of record of the Company’s common stock was 676.

     During the last two years, the Company paid a cash dividend of $0.40 per share in the second quarter of 2002 and a cash dividend of $0.35 per share in the second quarter of 2001. Future dividend policy will depend on the Bank’s earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company.

     The Bank is restricted in its ability to pay dividends under the national banking laws and by OCC regulations. Pursuant to 12 U.S.C. § 56, a national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. § 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10th of the Bank’s net income of the preceding two consecutive half-year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. § 60(b), OCC approval is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus.

THOMASVILLE BANCSHARES, INC.

This Proxy is solicited on behalf of the Board of Directors for use at the
2003 Annual Meeting of Shareholders to be held on May 20, 2003 at 5:00 p.m., local time.

     The undersigned hereby appoints Stephen H. Cheney and Charles H. Hodges, III, and each of them, attorneys and proxies with full power to each of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting of Shareholders of Thomasville Bancshares, Inc. (the “Company”) to be held on Tuesday, May 20, 2003 at 5:00 p.m. at the principal offices of the Company, 301 North Broad Street, Thomasville, Georgia, and at any adjournments or postponements thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

(1)	To elect four Class II directors to serve for a term of three years and until their successors are elected and qualified:

Charles E. Hancock, M.D., Charles H. Hodges, III, Harold L. Jackson and Diane W. Parker

☐	FOR all nominees listed above (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees

           To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below:

(2)	To ratify the appointment of Francis & Co., CPAs, as auditors for the Company and its subsidiaries for the fiscal year 2003.

☐      FOR       ☐      AGAINST       ☐     ABSTAIN

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED “FOR” ALL NOMINEES REFERRED TO IN PARAGRAPH (1) AND “FOR” THE PROPOSITION REFERRED TO IN PARAGRAPH (2).

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

Signature

Signature

Date:	, 2003

(When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If shareholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. For joint accounts, each joint owner should sign.)

If you plan to attend the Annual Meeting in person, please check the box below:

     ☐   Yes, I plan to attend the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.